Exhibit 99.1

Willbros Reports Improved Second Quarter 2017 Results

•	Significant increase in Q2 2017 revenues with positive operating income

•	Twelve-month backlog at June 30, 2017 increases for 3rd consecutive quarter to $546.9 million

•	Additional $94 million of anticipated Q3 2017 backlog additions

•	Company to host conference call at 9:00 AM CT, August 1, 2017

HOUSTON, TX, July 31, 2017 — Willbros Group, Inc. (NYSE: WG) today announced financial results for the second quarter of 2017. The company reported a net loss of $1.1 million, or $(0.02) per diluted share, in the second quarter of 2017 on revenue of $227.4 million. These results compare to a net loss of $17.8 million, or $(0.29) per diluted share, in the first quarter of 2017 on revenue of $163.9 million. In the second quarter of 2016, the company reported a net loss of $6.4 million, or $(0.10) per diluted share, on revenue of $193.4 million.

Operating income of $0.4 million in the second quarter of 2017 compares to an operating loss of $14.9 million in the first quarter of 2017 and a $2.7 million operating loss in the second quarter of 2016.

Michael Fournier, President and CEO, commented, “The significant increase in Q2 revenue was anticipated and reflects our ongoing efforts to add quality work to backlog. More importantly, we were able to achieve operating profitability in the quarter. Our Utility T&D segment produced strong operating results in the second quarter. We have high project visibility in both our Utility T&D and Oil & Gas segments for the remainder of the year. We expect our Canadian operations will face a difficult market into next year. Bidding opportunities suggest our key markets in the U.S. will remain active at least through 2018. Project management and execution, coupled with the addition of 2018 backlog, is our near-term focus.”

Backlog

The Company’s twelve-month backlog increased for the third consecutive quarter. Twelve-month backlog of $546.9 million at June 30, 2017 increased $18.5 million from March 31, 2017 primarily due to the new awards booked in the Oil & Gas segment. Total backlog of $808.6 million at June 30, 2017 decreased $43.9 million, or 5%, from March 31, 2017. A portion of the total backlog decline is attributable to the work-off of existing multi-year MSA contracts. We will rebid these MSA’s as they come up for renewal but we do not include these new contracts in backlog until they are signed.

We anticipate adding approximately $94 million to third quarter 2017 backlog for the new contracts and the limited notice-to-proceed award announced today.

1 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

Segment Operating Results

Utility T&D

The Utility T&D segment reported revenues in the second quarter of $151.7 million, up $36.2 million, or 31%, sequentially and primarily due to an increase in discrete project work in the segment’s transmission business, incremental storm restoration work and growth in all three distribution businesses. Driven primarily by this revenue growth, the segment generated operating income of $11.0 million in the second quarter of 2017 compared to operating income of $0.8 million in the first quarter of 2017. In addition, the renewables business commenced work on its initial wind farm project during the second quarter.

Oil & Gas

For the second quarter of 2017, the Oil & Gas segment reported revenue of $49.0 million and an operating loss of $3.4 million, a $3.9 million improvement from the first quarter of 2017 operating loss. The improvement in operating loss was primarily due to the contract margin earned on the higher revenue, coupled with the favorable impact of a settlement of an integrity project with the client.

Canada

Canada reported revenue of $26.7 million for the second quarter of 2017, virtually flat when compared to the first quarter of 2017. Revenue associated with our industrial and pipeline construction businesses remains at low levels, offset in part by growth in our maintenance business. The segment reported an operating loss of $1.7 million in the second quarter of 2017 compared to an operating loss of $3.3 million in the first quarter of 2017, with the improvement primarily due to settlement of a contract dispute.

Liquidity and Debt

Total liquidity (defined as cash and cash equivalents plus revolver availability) remained relatively flat. At June 30, 2017, total liquidity was $50.6 million, which includes $41.2 million of cash and cash equivalents. There were no revolver borrowings at June 30, 2017.

At June 30, 2017, the principal amount due on the term loan remained unchanged from the prior quarter at $92.2 million.

2 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

Guidance

Van Welch, Willbros Chief Financial Officer, commented, “With the recent awards and increased visibility, we are increasing revenue guidance for the year to range between $850 to $900 million, up from the previous guidance of $775 to $825 million, excluding our tank services business.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, August 1, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

What:	Willbros Second Quarter 2017 Earnings Conference Call
When:	Tuesday, August 1, 2017 - 10:00 a.m. Eastern Time (9:00 a.m. Central Time)
How:	Live via phone - By dialing 844-850-0544 (U.S. Toll Free), 855-669-9657 (Canada Toll Free) or 412-317-5201 (International) a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through August 8, 2017 and may be accessed by calling 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International) using Replay Access Code 10110876. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain additional waivers or amendments under, the Company’s existing loan agreements; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; development trends of the oil, gas, and power industries; as

3 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SCHEDULES TO FOLLOW

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4 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Income Statement
Contract revenue
Oil & Gas	$49,032	$54,739	$71,464	$114,074
Utility T&D	151,683	109,355	267,191	206,644
Canada	26,732	29,496	52,692	71,988
Eliminations	—	(148)	—	(234)

	227,447	193,442	391,347	392,472

Operating expenses
Oil & Gas	52,466	55,628	82,234	120,710
Utility T&D	140,699	105,034	255,423	197,424
Canada	28,446	28,865	57,746	70,533
Corporate	5,478	6,804	10,439	16,241
Eliminations	—	(148)	—	(234)

	227,089	196,183	405,842	404,674

Operating income (loss)
Oil & Gas	(3,434)	(889)	(10,770)	(6,636)
Utility T&D	10,984	4,321	11,768	9,220
Canada	(1,714)	631	(5,054)	1,455
Corporate	(5,478)	(6,804)	(10,439)	(16,241)

Operating income (loss)	358	(2,741)	(14,495)	(12,202)

Non-operating income (expense)
Interest expense	(3,667)	(3,302)	(7,155)	(6,869)
Interest income	7	411	15	431
Debt covenant suspension and extinguishment charges	—	—	—	(63)
Other, net	(16)	58	(19)	(2)

	(3,676)	(2,833)	(7,159)	(6,503)

Loss from continuing operations before income taxes	(3,318)	(5,574)	(21,654)	(18,705)
Provision (benefit) for income taxes	(2,197)	187	(2,797)	354

Loss from continuing operations	(1,121)	(5,761)	(18,857)	(19,059)
Income (loss) from discontinued operations net of provision for income taxes	19	(658)	(12)	(2,511)

Net loss	$(1,102)	$(6,419)	$(18,869)	$(21,570)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.02)	$(0.09)	$(0.30)	$(0.31)
Discontinued operations	—	(0.01)	—	(0.04)

	$(0.02)	$(0.10)	$(0.30)	$(0.35)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.02)	$(0.09)	$(0.30)	$(0.31)
Discontinued operations	—	(0.01)	—	(0.04)

	$(0.02)	$(0.10)	$(0.30)	$(0.35)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$4,702	$(5,593)	$1,017	$(2,942)
Investing activities	123	5,633	1,689	4,751
Financing activities	(356)	(501)	(2,810)	(6,221)
Foreign exchange effects	328	341	414	928
Discontinued operations	(241)	(2,840)	(481)	(6,622)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	62,171	61,299	62,001	61,065
Diluted	62,171	61,299	62,001	61,065
Adjusted EBITDA from continuing operations(1)	$5,559	$3,232	$(3,453)	$3,328
Purchases of property, plant and equipment	833	1,408	1,326	1,900

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations (1)
Loss from continuing operations	$(1,121)	$(5,761)	$(18,857)	$(19,059)
Interest expense	3,667	3,302	7,155	6,869
Interest income	(7)	(411)	(15)	(431)
Provision (benefit) for income taxes	(2,197)	187	(2,797)	354
Depreciation and amortization	4,920	5,621	9,957	11,309
Debt covenant suspension and extinguishment charges	—	—	—	63
Stock based compensation	628	1,108	1,534	2,401
Restructuring and reorganization costs	303	927	626	4,279
Legal fees associated with the restatements	103	(81)	377	(46)
Fort McMurray wildfire related costs	—	523	—	523
Gain on disposal of property and equipment	(737)	(2,183)	(1,433)	(2,934)

Adjusted EBITDA from continuing operations(1)	$5,559	$3,232	$(3,453)	$3,328
Gain on disposal of property and equipment, normal course of business	737	2,183	1,433	3,057
Changes in project loss provision	(1,642)	(186)	(3,449)	(642)
Letter of credit fees	448	342	816	698
Provision for bad debt	74	62	118	40
Exit of Tank Services	287	1,364	1,145	2,379

Covenant EBITDA from continuing operations(2)	$5,463	$6,997	$(3,390)	$8,860

	June 30, 2017	March 31, 2017	December 31, 2016
Balance Sheet Data
Cash and cash equivalents	$41,249	$36,693	$41,420
Working capital	84,033	75,756	89,323
Total assets	382,108	366,285	363,036
Total debt	88,179	87,466	89,189
Stockholders’ equity	118,624	118,614	135,137

Backlog Data (3)
12 Month Backlog by Reporting Segment
Oil & Gas	$116,366	$87,750	$28,827
Utility T&D	355,480	362,749	349,998
Canada	75,051	77,918	41,041

12 Month Backlog	$546,897	$528,417	$419,866

12 Month Backlog exclusive of Tank Services
12 Month Backlog, as reported	$546,897	$528,417	$419,866
Tank Services 12 Month Backlog	26,351	28,813	15,189

12 Month Backlog, exclusive of Tank Services	$520,546	$499,604	$404,677

Total By Reporting Segment
Oil & Gas	$116,366	$87,750	$28,827
Utility T&D	540,876	605,706	656,838
Canada	151,336	158,999	106,793

Total Backlog	$808,578	$852,455	$792,458

Total Backlog exclusive of Tank Services
Total Backlog, as reported	$808,578	$852,455	$792,458
Tank Services Total Backlog	26,351	28,813	15,189

Total Backlog, exclusive of Tank Services	$782,227	$823,642	$777,269

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Covenant EBITDA from continuing operations is a non-GAAP measure that conforms to the definition of Consolidated EBITDA in the Company’s 2014 Term Credit Agreement which includes certain special items. Management uses Covenant EBITDA from continuing operations to determine the Company’s compliance with certain financial covenants under the 2014 Term Credit Agreement.
(3)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications. Backlog is not a term recognized under U.S. GAAP; however, it is a common measurement used in our industry.